Exhibit 14(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-14 of our report dated March 14, 2018 relating to the consolidated financial statements of Corporate Capital Trust, Inc. and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated July 27, 2018, relating to information set forth under the heading “Senior Securities of Corporate Capital Trust, Inc.” appearing in the Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

July 27, 2018